Exhibit 99.1

Global Defense & National Security Systems, Inc. Announces Changes to its Board of Directors

RESTON, VA, October 06, 2014

Global Defense & National Security Systems, Inc. (the “Company”) (NASDAQ: GDEF) announced its appointment of Vice Admiral (ret.) Robert B. Murett as a Director of the Company, effective October 02, 2014. Vice Admiral (ret.) Murrett has had a long and distinguished career in public service at senior levels within the U.S. defense and intelligence fields.

Vice Admiral (ret.) Murrett is currently serving as Professor of Practice and Deputy Director of the Institute for National Security and Counterterrorism at the Maxwell School, Syracuse University. He is also on the adjunct staff of the RAND Corporation. Previously he was Director of the National Geospatial-Intelligence Agency, and Director of Naval Intelligence, and Vice Director for Intelligence, Joint Chiefs of Staff. Prior to that, he was a career intelligence officer in the U.S. Navy, with 34 years of active duty. He serves on a number of advisory boards, including the Institute for Veterans and Military Families, the MITRE Intelligence Advisory Board, the Boeing Network and Space Systems Senior Advisory Group, Naval Intelligence Professionals, the U.S Naval Academy Cyber Center, and the Veterans Administration Center for Integrated Health Care.

The Company also announced today that Mr. Frederic Cassis stepped down as a Director, effective October 01, 2014.

Commenting on the appointment, Mr. Damian Perl, Chairman of the GDEF Board, said:

“I am delighted to welcome Bob Murrett to GDEF. His outstanding experience working at the heart of the U.S. national security community will be invaluable as we pursue our mission to address the most pressing threats and challenges facing the United States. He joins a board of distinguished experts in their field, who eagerly anticipate working with him.”

Ends

Media contacts:

Dale R. Davis, President & CEO, Global Defense & National Security Systems, Inc.

T:+ 1 703 395 7649

E: dale.davis@globalgroup.com

Tim Matthews, Director of Communications, Global Strategies Group

T: +44 7979 363 701

E: tim.matthews@globalgroup.com